Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement No. 333-267816 on Form N-2 of our report dated April 7, 2023, relating to the financial statements of Fidelity Multi-Strategy Credit Fund. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 18, 2023